Exhibit 10.8
ResMed Inc.
Summary for Executive Stock Option Award Agreement
1.Grantee            [PARTICIPANTNAME]
2.Grant Date        [GRANTDATE]
3.Number of Options    [QuantityGRANTED]
4.Vesting Schedule. Subject to the terms of the Agreement, one-third of the options granted shall vest and become nonforfeitable on each of the first three anniversaries of the Grant Date.

[VestingDateandQuantity]

        RESMED INC.
EXECUTIVE STOCK OPTION AGREEMENT
Participant Name: [ParticipantName]
Grant Date: [GrantDate]
Grant Price: [GrantPrice]
Number of Shares Granted: [QuantityGranted]
Acceptance Date: [AcceptanceDate]
Expiration Date: [ExpirationDate]
This Executive Stock Option Agreement, including any country-specific terms and conditions set forth in the Appendix hereto (collectively, the “Agreement”), sets forth the terms of a stock option (the "Option") granted by ResMed Inc., a Delaware corporation (the "Company"), pursuant to the ResMed Inc. 2009 Incentive Award Plan, as amended and restated (the "Plan") and the Summary of Stock Option Grant (the “Summary”) displayed at the Web site of the Company’s plan administrator. The Plan and the Summary, which specifies the person to whom the Option is granted (the “Grantee”), electronic acceptance procedures and other specific details of the grant, are incorporated herein by reference. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Summary.
1.Grant of Option. The Company hereby grants to Grantee an Option to purchase all or any part of the aggregate number of shares of the Common Stock specified in the Summary (the "Option Shares") at the price specified in the Summary (the "Option Price"), during the period and subject to the conditions set forth in this Agreement and in the Summary.
2.Option Period. The Option Period begins on the Grant Date specified in the Summary and ends on the Expiration Date specified in the Summary, subject to earlier termination of the Option Period in accordance with Section 7 hereof. Any vested portion of the Option shall be exercised in accordance with the provisions of Sections 3, 4, 5, 6 and 7 hereof during the Option Period. All rights to exercise the Option, and the Option Period, shall terminate on the Expiration Date or such earlier date specified in Section 7 hereof.
3.Option Vesting and Acceleration.
a)    Subject to Sections 3(b), 3(c), 3(d) and 3(e) hereof, the Option shall vest and become exercisable in accordance with the Vesting Schedule specified in the Summary, subject to Grantee’s continued employment or service through applicable vesting dates.
b)    Except as otherwise set forth in Sections 3(c), 3(d) and 3(e), vesting of the Option shall terminate upon Grantee’s Termination of Service. For purposes of this Agreement, Grantee’s Termination of Service is deemed to occur as of the date Grantee is no longer actively providing services to the Company or a Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of applicable laws in the jurisdiction where Grantee is employed or rendering services or the terms of Grantee’s employment or service agreement, if any) and, unless otherwise provided in Sections 3(c), (d) and (e) hereof, Grantee's right to vest in the Options, if any, will terminate as of such date and the period during which Grantee may exercise vested Options after Termination of Service, if any, will begin on such date. In both cases, the date of Termination of Service will not be extended by any notice period (e.g., Grantee's period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Grantee is employed or providing services or the terms of Grantee's employment or service contract, if any). The Administrator shall have the exclusive discretion to determine when Grantee's Termination of Service for purposes of the Options has occurred (including whether Grantee may still be considered to be providing services while on a leave of absence).
c)    In the event of a Change in Control (as defined in the Plan), the Option shall become fully vested and exercisable as of the date of such Change in Control, or if later, as of the date of Grantee’s Separation from Service (as defined in the Executive Agreement), if either of the following occurs:
(i)    Grantee provides Notice of Good Reason (as defined in the then-current “Executive Agreement” between the Company and Grantee (“the Executive Agreement”)) or Notice of Termination (as defined in the Company’s Executive Severance Plan (the “Executive Severance Plan”)) at any time during the six-month period prior to the date of a Change in Control, or during the twelve (12) month period commencing on the date of a Change in Control, and Grantee has a Separation from Service by reason of Grantee’s voluntary termination of employment for Good Reason (as defined in the Executive Agreement or the Executive Severance Plan, as applicable), or
(ii)    Grantee has a Separation from Service reason by reason of the Company’s termination of Grantee’s employment other than for Cause (as defined in the Executive Agreement or, in the absence of any such agreement or definition, as defined in the Executive Severance Plan) during the six-month period prior to the date of the Change in Control (and such termination is at the request of the successor entity of such Change in Control, or is otherwise made in anticipation of the Change in Control), or during the twelve (12) month period commencing on the date of the Change in Control. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Executive Agreement or the Executive Severance Plan, as applicable.
d)    If Grantee dies while employed by the Company or a Subsidiary or has a Termination of Service upon incurring a Disability, the unvested portion of the Option shall become fully vested and non-forfeitable as of the date of Grantee’s death or Termination of Service upon incurring a Disability, as applicable. “Disability” shall mean a “disability” as defined in U.S. Treasury Regulation Section 1.409A-3(i)(4).
e)    If Grantee has a Termination of Service due to Retirement, a pro-rata portion of the unvested Options shall become vested and nonforfeitable as of the date of Grantee’s Termination of Service due to Retirement. The number of the Options that will vest on the date of Grantee’s Termination of Service due to Retirement will be determined by (i) dividing the number of days Grantee was continuously employed or rendering services during the vesting period prior to the termination date by the total number of days of the vesting period (as measured from the Grant Date to the final vesting date of the Options), and multiplying the result of such division by the aggregate number of Option Shares granted to Grantee and (ii) subtracting from the result in 3(e)(i) any Options that previously vested pursuant to the Vesting Schedule. Such pro-rata portion of the Options will be rounded down to the nearest whole share, except as otherwise set forth in Section 13 hereof. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Grantee’s jurisdiction that likely would result in the favorable Retirement treatment that otherwise would apply to the Options pursuant to this Section 3(e) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable Retirement treatment at the time of

Grantee’s Termination of Service and the Options will be treated as they would under the rules that otherwise would have applied if Grantee’s Termination of Service did not qualify as a Retirement.
f)    For purposes of Section 3(e) hereof, “Retirement” shall mean a Termination of Service after (i) sixty (60) years of age and (ii) completion of five (5) years of continuous service with the Company or any Subsidiary.
g)    For purposes of this Section 3, the employment relationship of an Employee of the Company or a Subsidiary will be treated as continuing intact while he is on military or sick leave or other bona fide leave of absence if such leave does not exceed ninety days, provided, however, that the period of the leave may exceed ninety days so long as Grantee’s right to re-employment is guaranteed either by statute or by contract, or in any other circumstance as may be required by law.
4.Exercise of Option. Except as provided in Section 10, this Option shall be exercisable during the Option Period in accordance with the Vesting Schedule (as the same may be modified by Section 3 hereof) and at the Option Price per share specified on the Summary. The installments provided for in the Summary are cumulative, such that each installment that vests but is not exercised, may be carried forward and exercised in the future, except that the Option may not be exercised after the Expiration Date or earlier Option termination date pursuant to Section 7 below.
5.Automatic Exercise of Option. Notwithstanding anything in this Agreement to the contrary and subject to Section 7(d) hereof, in the event the Option has not been exercised on or before the Expiration Date of the Option, and the Fair Market Value of the Common Stock on the Expiration Date of the Option exceeds its Option Price per share by 1% or more, as determined by the Company (or its agent), the vested portion of the Option shall be exercised automatically on the Expiration Date. The Option Price and any withholding obligations for Tax-Related Items (as defined in Section 12 herein) shall be satisfied by withholding shares of Common Stock otherwise issuable upon exercise of the Option having a Fair Market Value on the date of exercise that is sufficient to cover the aggregate Option Price and any Tax-Related Items. The Company will thus issue Grantee shares of Common Stock upon such automatic exercise in an amount equal to the number of Option Shares subject to the Option, less the number of shares used to pay the aggregate Option Price and Tax-Related Items (based on the Fair Market Value of the Common Stock at the close of the market on the date of exercise). Grantee shall pay the remaining portion, if any, of the Tax-Related Items to the Company in cash or by check (or, to the extent permitted by applicable law, by the Company or the Employer (as defined in Section 12 herein) withholding such amounts from Grantee’s wages through payroll deduction). This Section 5 shall apply regardless of whether the Option is a Non-Qualified Stock Option or Incentive Stock Option.
6.Manner of Exercise. Exercise of the Option shall be by written notice as directed by the Company, details of which will be provided to Grantee. The notice shall be accompanied by payment in full in cash, check, or a combination thereof, in the aggregate amount of the Option Price specified in the Summary multiplied by the number of Option Shares to be purchased by Grantee through such exercise, plus payment of all withholding obligations for Tax-Related Items. In addition, the Option Price and associated Tax-Related Items may be paid through the delivery of a notice that Grantee has placed a market sell order with a broker with respect to the shares of Common Stock then issuable upon exercise of the Option, whereby the broker timely pays a sufficient portion of the net proceeds from the sale of shares of Common Stock to the Company in satisfaction of the Option Price and withholding obligations for Tax-Related Items.
7.Exercise Rights in Event of Death or Termination of Service.

a)    If Grantee dies while employed by the Company or a Subsidiary, or within the first year after Termination of Service, without having fully exercised the Option, after giving effect to Section 3(d) regarding Option acceleration, if applicable, the executors, administrators, legatees or distributees of Grantee's estate shall have the right, for a period of one year after the date of Grantee's death, to exercise the vested, unexercised and unexpired portion, if any, of the Option as of the date of Grantee’s death, in whole or in part, except that the Option may not be exercised under this subsection 7(a) after the Expiration Date.
b)    In the event of Grantee’s Termination of Service for any reason other than death, Retirement, or Cause, and after giving effect to Section 3 regarding Option acceleration, if applicable, the then vested, unexercised and unexpired portion, if any, of Grantee’s Option as of the date of Termination of Service may be exercised until the earlier of (i) the first anniversary of such Termination of Service, or (ii) the Expiration Date specified in the Summary. After this date, the Option shall be automatically cancelled and the Option Period shall terminate.
c)    In the event of Grantee’s Termination of Service due to Retirement, and after giving effect to Section 3(e) regarding Option acceleration, if applicable, the then vested, unexercised and unexpired portion, if any, of Grantee’s Option as of the date of Termination of Service due to Retirement may be exercised until the earlier of (i) the third anniversary of such Termination of Service due to Retirement, or (ii) the Expiration Date specified in the Summary. After this date, the Option shall be automatically cancelled and the Option Period shall terminate.
d)    Notwithstanding the foregoing, in the event of Grantee’s Termination of Service by the Company or a Subsidiary for Cause, or Grantee’s Termination of Service when grounds for Cause exist, all of Grantee’s outstanding Options, whether vested or unvested, will be cancelled and the Option Period shall terminate immediately as of such Termination of Service.
8.Transferability of Option.
a)    Subject to subsection 8(b), the Option is not transferable by Grantee other than by will or by the laws of descent and distribution in the event of Grantee's death, in which event the Option may be exercised by the heirs or legal representatives of Grantee as provided in Section 7 hereof. The Option may be exercised during the lifetime of Grantee only by Grantee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than Grantee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.
b)    Notwithstanding the foregoing provisions of subsection 8(a), for Grantees who are exclusively subject to the laws of the United States, the Administrator, in its sole discretion, may permit the transfer of a Non-Qualified Stock Option held by Grantee (i) pursuant to a DRO, or (ii) by gift or contribution to a permitted transferee. Any Option that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Grantee, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including without limitation to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.
9.Changes in Capital Structure. The number of Option Shares covered by this Option and the Option Price shall be equitably adjusted in the event of (i) the payment of any dividend or the making of any distribution of Common Stock to holders of record of Common Stock, (ii) any stock split, combination of shares, recapitalization or other similar change; (iii) the merger or consolidation of the

Company into or with any other corporation; or (iv) the reorganization, dissolution, liquidation or winding up of the Company (collectively, the "Event"), and Grantee shall be entitled to receive such new, additional or other shares of stock of any class, or other property (including cash), as Grantee would have been entitled to receive as a matter of law in connection with such Event had Grantee held the Option Shares on the record date set for such Event. In addition, upon such change, the Option Price of the Option Shares or other securities subject to any unexercised portions of this Option shall be adjusted proportionately so that Grantee shall have the right to purchase the number of Option Shares (as adjusted) under this Option at an Option Price (as adjusted) which Grantee could purchase for the total purchase price applicable to the unexercised portion of this Option immediately prior to such Event had Grantee held the Option Shares on the record date set for such Event. Any fractional shares resulting from such calculation shall be eliminated. The Administrator shall have the authority to determine the adjustments to be made under this Section 9 and any such determination shall be final, binding and conclusive.
10.Legal Requirements.
a)    If the listing, registration or qualification of the Option Shares upon any securities exchange or under any U.S. or non-U.S. federal, state or local law, or the consent or approval of any governmental regulatory body is necessary or advisable as a condition of or in connection with the purchase of the Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained and is in effect. This Option does not hereby impose on the Company a duty to so list, register, qualify, maintain or effect or obtain consent or approval.
b)    The Option Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable.
c)    Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Option Shares purchasable upon the exercise of any part of the Option unless and until such shares of Common Stock shall have been issued by the Company to Grantee, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or by the issuance of a stock certificate in Grantee’s name.
11.No Obligation to Exercise Option. Grantee shall be under no obligation to exercise the Option.
12.Responsibility for Taxes
a)    Regardless of any action the Company or, if different, the Subsidiary employing Grantee or for which Grantee otherwise provides services (the "Employer") takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable or deemed legally applicable to Grantee (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to the grant, vesting or exercise of the Options, the issuance of Option Shares upon exercise of the Option; the subsequent sale of the shares of Common Stock acquired at exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Option to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Grantee is subject to tax in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b)    In connection with any relevant taxable or tax withholding event, as applicable, Grantee must pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, in their sole discretion and without any notice to or additional authorization by Grantee, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:
(i) withholding from Grantee’s compensation or other wages payable to Grantee by the Company, the Employer and/or any other Subsidiary;
(ii) causing Grantee to tender a cash payment (i.e., check or bank wire);
(iii) withholding from the proceeds of the sale of shares of Common Stock issued upon exercise, either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization);
(iv) withholding shares of Common Stock otherwise to be issued upon exercise; provided, however that if Grantee is an officer of the Company subject to Section 16 of the Exchange Act, then any withholding in shares of Common Stock will be approved by the Administrator; or
(v) any other method determined by the Company, to the extent permitted under the Plan and applicable laws.
c)    The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in Grantee’s jurisdiction(s) (to the extent permitted by the Plan), in which case Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the Common Stock equivalent) or, if not refunded, Grantee may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, Grantee will be deemed to have been issued the full number of shares of Common Stock subject to the exercised Options, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
d)    Grantee agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means previously described.
e)    The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Grantee or Grantee’s legal representative or enter such shares of Common Stock in book entry form unless and until Grantee or Grantee’s legal representative shall have paid or otherwise satisfied Grantee’s obligations in connection with the Tax-Related Items resulting from the Options or the shares of Common Stock subject to the Options.

13.Fractional Option Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Option, but the Company, in its discretion, shall issue one additional share of its Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of this Option.
14.Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice (which may include electronic delivery by email) or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	ResMed Inc. 9001 Spectrum Center Blvd San Diego, CA 92123 USA Attn: Michael Rider, Global General Counsel & Secretary

If to Grantee:	Address of Grantee on file with ResMed Inc. or its Subsidiary
15.Administration. This Option has been granted pursuant to the Plan adopted by the Board and approved by the stockholders of the Company, and is subject to the terms and provisions thereof. By acceptance hereof Grantee acknowledges receipt of a copy of the Plan. All questions of interpretation and application of the Plan and this Option shall be determined by the Company, and such determination shall be final, binding and conclusive.
16.No Rights to Employment or Future Awards. The grant of this Option does not entitle Grantee to any other benefit or to future awards or rights under the Plan. The grant does not form an employment contract or relationship with the Company or any other Subsidiary or affiliate. The Option does not create a right to further employment nor interfere with the Company and the Employer’s right to terminate the employment relationship at any time for any reason whatsoever, with or without cause, which rights to terminate are hereby expressly reserved (except to the extent that right is otherwise limited by law).
17.Nature of Grant. By accepting the Options, Grantee acknowledges, understands and agrees that:
a)    all decisions with respect to future awards of Options or other grants, if any, will be at the sole discretion of the Company;
b)    Grantee is voluntarily participating in the Plan;
c)    the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not intended to replace any pension rights or compensation;
d)    the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including (without limitation) calculating any severance, resignation, redundancy or end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
e)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

f)    if the underlying shares of Common Stock do not increase in value, the Option will have no value;
g)    if Grantee exercises the Option and obtains shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the Option Price;
h)    no claim or entitlement to compensation or damages shall arise from (i) termination of the Options resulting from a Termination of Service (for any reason whatsoever, whether or not later to be found invalid or in breach of applicable laws in the jurisdiction where Grantee is employed or rendering services or the terms of Grantee’s employment or service agreement, if any) or (ii) termination of the Options or the recoupment of any financial gain from the Options as described in Section 33 hereof;
i)    unless otherwise agreed with the Company, the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of a Subsidiary;
j)    the Company is not providing any tax, legal or financial advice with respect to the Options, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying shares of Common Stock;
k)    Grantee should consult with his or her own personal tax, legal and financial advisors regarding Grantee’s participation in the Plan before taking any action related to the Plan and the Options; and
l)    the following provisions apply only if Grantee is providing services outside the United States:
(i) the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
(ii) neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between Grantee's local currency and the United States Dollar that may affect the value of the Options or of any amounts due to Grantee pursuant to the exercise of the Options or the subsequent sale of any shares of Common Stock acquired upon exercise.
18.Data Privacy Consent
(a)    Declaration of Consent. Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data (as defined below) by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Grantee’s country.
(b)    Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the purposes of managing

Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data is Grantee’s consent.
(c)    Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to Fidelity Stock Plan Services, LLC and certain of its affiliated companies ("Fidelity"), which assists the Company with the implementation, administration and management of the Plan. Grantee acknowledges and understands that Fidelity will open an account for Grantee to receive and trade shares of Common Stock acquired under the Plan and that Grantee will be asked to agree on separate terms and data processing practices with Fidelity, which is a condition of Grantee’s ability to participate in the Plan. In the future, the Company may select a different service provider and may share Data with such different service provider that serves in a similar manner.
(d)    International Data Transfers. The Company and Fidelity are based in the United States. Grantee understands that his or her country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Grantee’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Grantee might not have enforceable rights regarding the processing of his or her Data in such countries.
The Company provides appropriate safeguards for protecting Data that it receives in the United States through its adherence to data transfer agreements entered into between the Company and Subsidiaries within the European Union. Otherwise, where required, the Company’s legal basis for the transfer of Data is Grantee’s consent.
(e)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means Data may be retained even after Grantee’s Termination of Service.
(f)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Grantee is providing the consents herein on a purely voluntary basis. Grantee understands that he or she may withdraw consent at any time with future effect for any or no reason. If Grantee does not consent, or if Grantee later seeks to revoke his or her consent, Grantee’s employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer Options or other awards to Grantee or administer or maintain Grantee’s participation in the Plan.
(g)    Data Subject Rights. Grantee understands that data subject rights vary depending on applicable law and that, depending on where Grantee is based and subject to the conditions under applicable law, Grantee may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Grantee understands that he or she can contact Grantee’s local human resources representative.
19.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

20.Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws or principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award of Options or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California and no other courts, where this grant is made and/or to be performed.
21.Counterparts and Additional Terms. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be provided in electronic format in accordance with the Company’s programs and policies permitting electronic delivery of signatures. The Option shall be subject to such additional terms and rights of Grantee regarding the Option as set forth in any executive agreement, severance agreement or change in control agreement between Grantee and the Company.
22.Amendment. This Agreement may not be amended in a material adverse way to Grantee except by an instrument in writing signed by Grantee and the Company.
23.Notification of Disposition. If this Option is designated as an Incentive Stock Option, Grantee shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date or (b) within one year after the transfer of such shares to Grantee. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Grantee in such disposition or other transfer.
24.Conformity to Laws. Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and other U.S. or non-U.S. state and federal securities laws and regulations, as well as any other applicable U.S. or non-U.S. state and federal laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
25.Grantees Outside of the United States. Notwithstanding any provisions in this Agreement, the Options shall be subject to any additional terms and conditions set forth in the Appendix attached hereto for Grantee’s country. Moreover, if Grantee relocates to one of the countries included in the Appendix, the terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The terms included in the Appendix constitute part of this Agreement.
26.Language. Grantee acknowledges that he or she is proficient in the English language and understands the provisions in this Agreement and the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. Further, in the event Grantee has received this Agreement, including the Appendix attached hereto, or any other document related to the Plan translated into a language other than English, the English version will control to the extent the meaning of the translated version differs from the English version, unless otherwise required by applicable law.

27.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the Options granted under the Plan, Grantee’s participation in the Plan, or future awards that may be granted under the Plan or (b) to request by electronic means Grantee’s consent to participate in the Plan. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.
28.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
29.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Options or any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
30.Waiver. Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other permitted transferee.
31.Insider Trading/Market Abuse Laws. Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect Grantee’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Options) or rights linked to the value of shares of Common Stock during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction). Further, Grantee understands that local insider trading laws and regulations prohibit the cancellation or amendment of orders Grantee may have placed before processing inside information. Grantee also understands that he or she may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties by sharing inside information with them, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Grantee is responsible for complying with any applicable restrictions, and Grantee should consult with his or her personal legal and financial advisors on this matter before taking any action related to the Plan.
32.Foreign Assets/Account and Tax Reporting, Exchange Controls. Grantee’s country may have certain foreign asset, account and/or tax reporting requirements and exchange controls which may affect Grantee’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Grantee’s country. Grantee understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in Grantee’s country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, Grantee may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. Grantee acknowledges that he or she is responsible for complying with all such requirements, and that Grantee should consult personal legal and tax advisors, as applicable, to ensure compliance.

33.Recoupment. All awards of Options, whether unvested or vested, and any shares of Common Stock issued at exercise of the Options, shall be subject to the Company’s Compensation Recovery Policy, as amended from time to time (the “Recoupment Policy”), such that any award of Options that was made to a Holder who is subject to the Recoupment Policy, and any shares of Common Stock acquired pursuant to such Options, shall be subject to deduction, clawback or forfeiture, as provided under the Recoupment Policy. Further, the Options, whether unvested or vested, and any shares of Common Stock issued on exercise of the Options, shall be subject to deduction, clawback or forfeiture to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards.
IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth above and in the Summary.

RESMED INC.	GRANTEE

/s/ Michael J. Farrell	[Signature]

Chief Executive Officer	(Acceptance designated electronically at the plan administrator’s Web site)

APPENDIX
Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Agreement and/or the Summary.
Terms and Conditions
This Appendix includes special and/or additional terms and conditions that govern the Options granted to Grantee under the Plan if Grantee resides and/or works in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. If Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of Options, or is considered resident of another country for local law purposes, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Grantee.
Notifications
This Appendix also includes information regarding tax, securities law, exchange controls and certain other issues of which Grantee should be aware with respect to Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information in this Appendix as the only source of information relating to the consequences of Grantee’s participation in the Plan because the information may be out of date at the time that the Options are exercised or shares of Common Stock acquired under the Plan are sold.
In addition, the information contained herein is general in nature and may not apply to Grantee’s particular situation and the Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Grantee’s situation.
Finally, if Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of Options, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Grantee in the same manner.
Australia
Notifications
Securities Law Notification. If Grantee acquires shares of Common Stock under the Plan and subsequently offers such shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Grantee should obtain legal advice as to his or her disclosure obligations prior to making any such offer.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers, including for the remittance of the Options Price and/or the repatriation of proceeds related to the sale of shares of Common Stock or cash dividends paid on such shares. If an Australian bank is assisting with the transaction, then the bank will file the required exchange control report on Grantee’s behalf. If no Australian bank is assisting with the transaction, then Grantee will have to file the required exchange control report.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).
Germany
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported on a basis to the German Federal Bank (Bundesbank). If Grantee makes or receives a payment in excess of this amount (including if Grantee acquires shares of Common Stock under the Plan with a value in excess of this amount and sells shares of Common Stock via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells shares of Common Stock with a value in excess of this amount to cover Tax-Related Items, Grantee must report the payment and/or the value of the shares of Common Stock withheld or sold to the Bundesbank either electronically or by accessing the electronic General Statistics Reporting Portal (“Allgemeines Meldeportal Statistik”) on the Bundesbank’s website (www.bundesbank.de), or by such other method (e.g. email or telephone) as permitted or required by Bundesbank. The report must be submitted monthly or within such timing as permitted or required by the Bundesbank. It is Grantee’s responsibility to comply with this reporting obligation and Grantee should consult a personal legal advisor to comply with the applicable reporting requirements.
Singapore
Terms and Conditions
Sale of Shares. For any shares of Common Stock that are acquired within six months of the Grant Date, Grantee agrees that he or she will not dispose of the shares of Common Stock acquired prior to the six-month anniversary of the Grant Date, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or any other applicable provisions of the SFA.
Notifications
Securities Law Information. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of SFA and not with a view to the Options or shares of Common Stock being subsequently offered for sale to another party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. The directors, associate directors and shadow directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. The directors, associate directors and shadow directors must notify the Singapore Subsidiary in writing of an interest (e.g., Options, shares of Common Stock, etc.) in the Company or any related company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g. when shares of Common Stock are sold), or (iii) becoming a director, associate director or shadow director.